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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G
                                (Amendment No. 1)

                    Under the Securities Exchange Act of 1934


                                  BENTHOS, INC.
                                  -------------
                                (Name of Issuer)

                   Common Stock, $.06 2/3 par value per share
                   ------------------------------------------
                         (Title of Class of Securities)

                                   082641 10 1
                                   -----------
                                 (CUSIP Number)




Check the appropriate to designate the rule pursuant to which this Schedule is filed:

     [ ] Rule 13d-1(b)
     [x] Rule 13d-1(c)
     [ ] Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

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----------------------                                     ---------------------
 CUSIP No. 082641 10 1               13G                     Page 2 of 8 Pages
----------------------                                     ---------------------

--------------------------------------------------------------------------------
1.       NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                 Seth A. Newberger
--------------------------------------------------------------------------------
                                                               (a)   [X]
2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                                                               (b)   [_]
--------------------------------------------------------------------------------
3.       SEC USE ONLY

--------------------------------------------------------------------------------
4.       CITIZENSHIP OR PLACE OF ORGANIZATION

                  U.S.A.
--------------------------------------------------------------------------------
                                5.     SOLE VOTING POWER
                                                None
            NUMBER OF           ------------------------------------------------
             SHARES             6.     SHARED VOTING POWER
          BENEFICIALLY                          62,400
            OWNED BY            ------------------------------------------------
              EACH              7.     SOLE DISPOSITIVE POWER
            REPORTING                           None
             PERSON             ------------------------------------------------
              WITH              8.     SHARED DISPOSITIVE POWER
                                                62,400
--------------------------------------------------------------------------------
9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                     62,400

--------------------------------------------------------------------------------
10.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES       [_]
         CERTAIN SHARES
--------------------------------------------------------------------------------
11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                     4.51%

--------------------------------------------------------------------------------
12.      TYPE OF REPORTING PERSON
                     IN

--------------------------------------------------------------------------------

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----------------------                                     ---------------------
 CUSIP No. 082641 10 1               13G                     Page 3 of 8 Pages
----------------------                                     ---------------------

--------------------------------------------------------------------------------
1.       NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                 Kaye Newberger
--------------------------------------------------------------------------------
                                                               (a)   [X]
2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                                                               (b)   [_]
--------------------------------------------------------------------------------
3.       SEC USE ONLY

--------------------------------------------------------------------------------
4.       CITIZENSHIP OR PLACE OF ORGANIZATION

                  U.S.A.
--------------------------------------------------------------------------------
                                5.     SOLE VOTING POWER
                                                22,550
            NUMBER OF           ------------------------------------------------
             SHARES             6.     SHARED VOTING POWER
          BENEFICIALLY                          62,400
            OWNED BY            ------------------------------------------------
              EACH              7.     SOLE DISPOSITIVE POWER
            REPORTING                           22,550
             PERSON             ------------------------------------------------
              WITH              8.     SHARED DISPOSITIVE POWER
                                                62,400
--------------------------------------------------------------------------------
9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                     84,950

--------------------------------------------------------------------------------
10.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES       [_]
         CERTAIN SHARES
--------------------------------------------------------------------------------
11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                     6.14%

--------------------------------------------------------------------------------
12.      TYPE OF REPORTING PERSON
                     IN

--------------------------------------------------------------------------------

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----------------------                                     ---------------------
 CUSIP No. 082641 10 1               13G                     Page 4 of 8 Pages
----------------------                                     ---------------------

--------------------------------------------------------------------------------
1.       NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                 Abigail Ellen Robbins
--------------------------------------------------------------------------------
                                                               (a)   [X]
2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                                                               (b)   [_]
--------------------------------------------------------------------------------
3.       SEC USE ONLY

--------------------------------------------------------------------------------
4.       CITIZENSHIP OR PLACE OF ORGANIZATION

                  U.S.A.
--------------------------------------------------------------------------------
                                5.     SOLE VOTING POWER
                                                500
            NUMBER OF           ------------------------------------------------
             SHARES             6.     SHARED VOTING POWER
          BENEFICIALLY                          11,600
            OWNED BY            ------------------------------------------------
              EACH              7.     SOLE DISPOSITIVE POWER
            REPORTING                           500
             PERSON             ------------------------------------------------
              WITH              8.     SHARED DISPOSITIVE POWER
                                                11,600
--------------------------------------------------------------------------------
9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                     12,100

--------------------------------------------------------------------------------
10.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES       [_]
         CERTAIN SHARES
--------------------------------------------------------------------------------
11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                     0.88%

--------------------------------------------------------------------------------
12.      TYPE OF REPORTING PERSON
                     IN

--------------------------------------------------------------------------------


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----------------------                                     ---------------------
 CUSIP No. 082641 10 1               13G                     Page 5 of 8 Pages
----------------------                                     ---------------------

--------------------------------------------------------------------------------
1.       NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                 KASE Joint Venture
--------------------------------------------------------------------------------
                                                               (a)   [X]
2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                                                               (b)   [_]
--------------------------------------------------------------------------------
3.       SEC USE ONLY

--------------------------------------------------------------------------------
4.       CITIZENSHIP OR PLACE OF ORGANIZATION

                  Texas
--------------------------------------------------------------------------------
                                5.     SOLE VOTING POWER
                                                11,600
            NUMBER OF           ------------------------------------------------
             SHARES             6.     SHARED VOTING POWER
          BENEFICIALLY                          None
            OWNED BY            ------------------------------------------------
              EACH              7.     SOLE DISPOSITIVE POWER
            REPORTING                           11,600
             PERSON             ------------------------------------------------
              WITH              8.     SHARED DISPOSITIVE POWER
                                                None
--------------------------------------------------------------------------------
9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                     11,600

--------------------------------------------------------------------------------
10.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES       [_]
         CERTAIN SHARES
--------------------------------------------------------------------------------
11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                     0.84%

--------------------------------------------------------------------------------
12.      TYPE OF REPORTING PERSON
                     PN

--------------------------------------------------------------------------------

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----------------------                                     ---------------------
 CUSIP No. 082641 10 1               13G                     Page 6 of 8 Pages
----------------------                                     ---------------------

Item 1   Issuer

         (a)      The name of the issuer is Benthos, Inc. (the "Issuer").

         (b) The address of the Issuer's principal executive offices is 49 Edgerton Drive, N. Falmouth, Massachusetts 02556.

Item 2   Reporting Persons

         (a) The names of the persons filing this Schedule are Seth A. Newberger, Kaye Newberger, Abigail Ellen Robbins and KASE Joint Venture.

         (b) The address of the persons filing this Schedule is 513 Mandalay Drive East, San Antonio, Texas.

         (c) Seth A. Newberger, Kaye Newberger and Abigail Ellen Robbins are citizens of the United States of America. KASE Joint Venture is a Texas general partnership.

         (d) The title of the class of securities to which this Schedule relates is Common Stock, $.06 2/3 par value.

         (e)      The CUSIP number of this class of securities is 082641 10 1.

Item 3   Type of Reporting Person

         Not Applicable

Item 4   Ownership

         Reference is made to Items 5 though 12 of the Cover Pages of this Schedule. The aggregate number of shares of Common Stock of the Issuer owned by the reporting persons is 85,450, which represents 6.18% of the issued and outstanding Common Stock of the Issuer.

Item 5   Ownership of Five Percent or Less of a Class

         Not applicable

Item 6   Ownership of More than Five Percent on Behalf of Another Person

         Not Applicable

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----------------------                                     ---------------------
 CUSIP No. 082641 10 1               13G                     Page 7 of 8 Pages
----------------------                                     ---------------------

Item 7   Identification and Classification of Subsidiary, etc.

         Not Applicable

Item 8   Identification and Classification of Members of the Group

         This Schedule is being filed on behalf of Seth A. Newberger, Kaye Newberger, Abigail Ellen Robbins and KASE Joint Venture. Under
         Section 13(d) of the Securities Exchange Act of 1934, said persons may be deemed to be a "group".

         Seth A. Newberger and Kaye Newberger are husband and wife. Abigail Ellen Robbins is their daughter. KASE Joint Venture is a partnership in which Seth A. Newberger holds a 25% interest, Kaye Newberger a 25% interest, and Abigail Ellen Robbins a 50% interest. Under the governing instrument of the joint venture, Seth A. Newberger is designated as the Manager of the joint venture, with the right and power to conduct the usual daily business affairs and ministerial acts of the joint venture. All other decisions of the joint venture require a vote of a majority of the joint venturers with each joint venturer having one vote. Under the rules of the Securities and Exchange Commission, KASE Joint Venture is deemed to have sole voting and investment power over the securities owned by it, and each of its joint venturers is deemed to have shared voting and investment power over those securities.

Item 9   Notice of Dissolution of Group

         Not Applicable

Item 10  Certifications

         By signing below we certify that, to the best of our knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

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----------------------                                     ---------------------
 CUSIP No. 082641 10 1               13G                     Page 8 of 8 Pages
----------------------                                     ---------------------

                                    Signature

          After reasonable inquiry and to the best of our knowledge and belief, we certify that the information set forth in this statement is true, complete and correct.


                                    Date  February 6, 2002


                                    /s/ Seth A. Newberger
                                    --------------------------------------------
                                        Seth A. Newberger

                                    /s/ Kaye Newberger
                                    --------------------------------------------
                                        Kaye Newberger

                                        *
                                    --------------------------------------------
                                     Abigail Ellen Robbins


                                     KASE Joint Venture

                                    By: /s/ Seth A. Newberger
                                        ----------------------------------------
                                            Seth A. Newberger, Manager

                                   *By: /s/ Seth A. Newberger
                                        ----------------------------------------
                                            Seth A. Newberger, Attorney-in-Fact